"REGISTERED"                                                  EXECUTION COPY
in amended and restated form
by the Executive Committee of the
Pechersk District State Administration,
in the City of Kyiv, Ukraine.

Resolution No.
as of _________________, 199__

Certificate No. ______________
Registration No. 23729809

Head of the State Administration

         (name)



                    AMENDED AND RESTATED FOUNDATION AGREEMENT
                                       ON
                       THE ESTABLISHMENT AND OPERATION OF
                            THE BROADCASTING COMPANY
                                  "STUDIO 1+1"
                   IN THE FORM OF A LIMITED LIABILITY COMPANY









                                  Kyiv - 1997

                    AMENDED AND RESTATED FOUNDATION AGREEMENT
                                       ON
                       THE ESTABLISHMENT AND OPERATION OF
                            THE BROADCASTING COMPANY
                                  "STUDIO 1+1"
                   IN THE FORM OF A LIMITED LIABILITY COMPANY

This Amended and Restated Foundation Agreement on the Establishment and Operation of the Broadcasting Company "Studio 1+1" in the Form of a Limited Liability Company ("Agreement") is entered into as of January 23, 1997 ("Effective Date") by and between:

(1) ALEXANDER RODNIANSKII, a citizen of Ukraine, passport 21 No. AC037575; German Residency AO3762953 ("AR");

                                       and

(2) ENTERPRISE "INTER - MEDIA", a legal entity organized under the laws of Ukraine, represented by its General Director, Serhiy Viktorovych Chekanov ("Intermedia").

AR and Intermedia are hereinafter collectively referred to as the "Parties" and individually as a "Party".

WHEREAS:

(A) AR and Intermedia on June 28, 1996 entered into that certain Foundation Agreement on the Establishment and Operation of the Broadcasting Company "Studio 1+1" in the form of a Limited Liability Company ("Original Agreement").

(B) The Broadcasting Company "Studio 1+1" in the form of a Limited Liability Compay was established pursuant to the Original Agreement and registered by the State Administration of the Pechersk District of the City of Kyiv on July 11, 1996, registration number 23729809.

(C) The Parties wish to amend the Original Agreement and replace it in its entirety with this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

ARTICLE 1   DEFINITION OF TERMS

The following terms, as used in this Agreement, shall have the following respective meanings:

1.1 The term "LLC" shall mean the Broadcasting Company "Studio 1+1" in the form of a Limited Liability Company established herein, which shall be a legal entity under Ukrainian legislation, and which shall be established pursuant to the terms and conditions of this Agreement.

1.2      The term "Charter" shall mean the Amended Charter of the

         LLC.

1.3 The term "CME" shall mean CME Media Enterprises B.V., a company organized under the laws of the Netherlands.


ARTICLE 2   SUBJECT MATTER OF THE AGREEMENT

2.1 The Parties hereby agree to establish a limited liability company which shall be a legal entity under Ukrainian legislation.

2.2      The official full name of the LLC in Ukrainian shall be as follows:
         " 1+1"           .

         The official full name of the LLC in English shall be as follows:
         Broadcasting Company "Studio 1+1" in the form of a Limited Liability Company.

         The abbreviated names of the LLC in Ukrainian shall be as follows:
         " 1+1", or  1+1.

         The abbreviated names of the LLC in English shall be as follows:
         Studio 1+1.

2.3      The address of the LLC shall be: 1b Arsenalna Square, Kyiv, Ukraine.

2.4 This Agreement hereby amends the Original Agreement and replaces the Original Agreement in its entirety.


ARTICLE 3   LEGAL STATUS OF THE LLC

3.1 The LLC shall be a legal entity under applicable Ukrainian legislation. The LLC shall acquire the rights of a legal entity as of the date of its State registration.

3.2 The activities of the LLC shall be governed by this Agreement, the Charter and applicable Ukrainian legislation. The provisions of this Agreement shall prevail in the event the provisions of this Agreement and the Charter are in conflict, unless the Parties in each instance unanimously agree to give prevailing force to the terms of the Charter.

ARTICLE 4   PURPOSE AND SUBJECT MATTER OF THE LLC

4.1 The Parties hereby agree that the purposes and subjects of the LLC's activity shall be those listed in the Charter.

ARTICLE 5 CHARTER FUND OF THE LLC; INTEREST OF THE PARTIES; CONTRIBUTIONS OF THE PARTIES

5.1 The charter fund of the LLC ("Charter Fund") shall be formed by way of contributions from each Party and shall amount to 10,000 hryvnias.

5.2 The value of the contribution of each of the Parties to the Charter Fund and the interest share of each of the Parties in the Charter Fund shall be as follows:

         AR: 7,000 hryvnias, which constitutes 70% of the Charter Fund;

         Intermedia: 3,000 hryvnias, which constitutes 30% of the Charter Fund.

5.3 The type of contributions to the Charter Fund made by the Parties is as follows:

============================================================================   ===================================
Contributor                                                                    Evaluation of contribution
and type of contribution
============================================================================   ===================================
Rodnianskii:                                                                   seven thousand (7,000) hryvnias.
Data base regarding the distributors of audio and visual products (motion picture films and television movies, and television programs) on the territory of the CIS and in the countries of Eastern and Western Europe.
============================================================================   ===================================
Intermedia:                                                                    three thousand (3,000) hrynias.
Data base regarding the owners and volume (limits) of proprietary rights for the use of one thousand audio-visual works (motion picture films and television movies, and television programs) produced by the television studios and cinema companies of Germany, France, Italy, Poland, United
States, Great Britain, Russia and Ukraine.
============================================================================   ===================================

5.4 The LLC shall have the right to increase or decrease the amount of the Charter Fund. The Charter Fund may be increased only after all Parties have made their contributions in full. The Charter Fund may not be decreased if there are objections by the LLC's creditors.

ARTICLE 6   GOVERNING AND CONTROLLING BODIES OF THE LLC

6.1      The highest decision-making body of the LLC shall be the

         Participants' Assembly ("Participants' Assembly"). The Participants' Assembly shall consist of each Party who is a physical person and a representative appointed by each Party which is a legal entity (each a "Representative").


6.2 The day-to-day business operations of the LLC and the fulfilment of the decisions of the Participants' Assembly shall be carried out by a Directorate appointed by the Participants' Assembly as provided herein ("Directorate"). The Directorate shall consist of the General Director, the Deputy General Director, the Financial Director (Chief Accountant), the Sales Director and such other persons as the Participants' Assembly may from time to time appoint. The Directorate shall be headed by the General Director.

6.3 The procedure for convening and holding meetings, the scope of authority of the Participants' Assembly, its structure, and the scope of authority and the procedure for carrying out the functions of the Directorate and of each of its members shall, to the extent not specifically provided for in this Agreement, be as specified in the Charter.

6.4 The Representative appointed by Intermedia shall act as the Chairman of the Participants' Assembly.

6.5 The General Director, the Deputy General Director, the Financial Director (Chief Accountant) and the Sales Director shall be appointed or dismissed by the decision of the Participants' Assembly. Intermedia, and only Intermedia, shall have the right in its sole discretion to nominate individuals for the position of Deputy General Director and Financial Director (Chief Accountant) ("Intermedia Nominees"). AR shall have the right in his sole discretion to nominate individuals for the position of General Director and Sales Director ("AR Nominees").

6.6 Notwithstanding any provision herein to the contrary, Intermedia shall nominate, appoint or dismiss legal counsel to the LLC at its sole discretion, and such nomination, appointment or dismissal shall not be within the competence of either the Participants' Assembly or the Directorate. The Parties agree to carry out all actions as may be required in order to implement any such nomination, appointment or dismissal.

6.7 The Audit Committee shall be established by the Participants' Assembly in accordance with the provisions of the Charter. Intermedia, and only Intermedia, shall be entitled to nominate and call for the removal of the members of the Audit Committee. AR shall vote for all individuals nominated by Intermedia for the Audit Committee and shall vote for the dismissal of any member of the Audit Committee as indicated by Intermedia.

ARTICLE 7   DISTRIBUTION OF PROFITS AND LOSSES OF THE LLC

7.1 Upon the decision of the Participants' Assembly, the net annual profit received based upon the activity of the LLC during the previous fiscal year which remains after payment of taxes and other mandatory payments to the state budget, payment for the labor of the LLC's employees, deductions for the LLC's funds and other deductions and payments

         ("Profit") may be subject to distribution among the Parties in full or in part thereof. The Participants' Assembly shall determine the use of the Profit.

7.2 In the event that the Participants' Assembly approves a decision regarding the distribution of the Profit or any part thereof, the Profit shall be distributed among the Parties in proportion to their shares in the Charter Fund within thirty (30) calendar days after the day of approval by the Participants' Assembly of both the financial statements of the LLC for the previous fiscal year and the decision regarding distribution of the Profit.

7.3 The losses of the LLC shall be subject to compensation from the capital of the reserve fund of the LLC ("Reserve Fund"). The Reserve Fund shall be established as provided in the Charter.

ARTICLE 8   RESTRICTIONS ON ASSIGNMENT AND EXPULSION

8.1 AR hereby agrees that during the term of this Agreement he shall not sell, transfer, dispose of, pledge or in any way encumber his participation interests in the Charter Fund and the LLC without having obtained the prior written consent of Intermedia, which consent may be withheld in Intermedia's sole discretion.

8.2 A Party shall cease to be a party to this Agreement if it (i) withdraws from the LLC or (ii) disposes of its share in the Charter Fund in its entirety.

8.3 Intermedia may transfer, pledge, encumber, sell or otherwise dispose of its participation interests in the LLC to a third party in its own discretion and without the approval of AR. AR hereby (i) grants his approval to Intermedia for any such transfer, pledge, encumbrance, sale or other disposition by Intermedia of its participation interests in the LLC and (ii) agrees to execute such documents or adopt such resolutions at the Participants' Assembly as may be necessary in order to carry out any such Intermedia transfer, pledge, encumbrance, sale or other disposition.

8.4 AR agrees that, before offering all or a portion of his participation interests in the LLC to a third party ("Target Participation Interest"), he must first offer such Target Participation Interest to a Ukrainian person or entity designated by Intermedia (by means of a written notice to Intermedia) for purchase at a price equal to its fair market value as determined by an international accounting firm designated by Intermedia ("Accounting Firm"), provided that the designee of Intermedia may not purchase the Target Participation Interest if to do so would result in a violation of any media or other law. In the event that a Target Participation Interest is offered to Intermedia as provided in the previous sentence and Intermedia does not accept such offer within 30 calendar days of receiving (i) such offer and (ii) a fair market value quotation from the Accounting Firm, it may be offered (subject to the restrictions in Article 8.1) to a third party; provided, however, that in such event Intermedia must be notified in writing of the sale terms which have been agreed upon with such third party ("Offered Terms") and Intermedia shall have a right of first refusal to purchase such Target Participation Interest in accordance with the Offered Terms. In the event Intermedia fails to exercise the right of first refusal with respect to the Offered Terms within 15 calendar days of receiving a written notification of such Offered Terms, such Target Participation Interest may be transferred or sold (subject to the restrictions in Article 8.1) to such third party in accordance with the Offered Terms.

8.5 Any assignment or transfer of any portion of any Party's participation interest in the LLC under the terms and conditions hereof shall enter into force only upon performance of all of the following acts, and only after performance of the last of such acts: (i) the person to which a Party assigns or transfers a portion of its participation interest in the LLC ("Transferee") shall become a party to this Agreement and assume all the obligations of the assigning or transferring Party under this Agreement and the Charter on the date of such transfer, (ii) the Transferee shall assume the respective portion of the liabilities which the assigning or transferring Party had assumed in relation to the LLC and other Parties and (iii) appropriate changes to the Agreement and the Charter are entered into the appropriate State register.

8.6 The Parties agree that, upon the unanimous decision of the Participants' Assembly, a third party may make a contribution to the Charter Fund and, upon entering into this Agreement or an amended form of this Agreement agreed by all Parties, become a Party to this Agreement and the LLC.

8.7 The Parties hereby agree that the LLC and/or any appropriate body of state power or management shall be obligated to reject any registration of the transfer of any participation interest in the LLC (or any attempted transfer of any participation interest) in the event such transfer has been carried out with breach of all or any of the provisions of this Article 8 hereof. Any agreement of any Party with any third party shall be deemed null and void ab initio unless requirements of this Article 8 hereof are adhered to.

8.8 A Party may not be expelled from the LLC. In the event that this provision becomes ineffective or unenforceable pursuant to applicable Ukrainian legislation, the Parties shall be able to expel a Party from the LLC under Article 64 of the Ukrainian Law on Business Associations only if an applicable arbitration panel or court has determined that the Party to be expelled has systematically and materially failed to fulfil its obligations under this Agreement and the Charter.

ARTICLE 9   MODIFICATION AND AMENDMENTS


9.1 The Parties may at any time modify this Agreement and/or the Charter in a manner consistent with applicable Ukrainian legislation. No modification or amendment of this Agreement or the Charter shall be effective unless it is in writing and signed either by all the Parties or by authorized representatives of each of the Parties.

9.2 In the event appropriate applicable Ukrainian legislation requires the LLC to be re-registered with a new governmental entity or to be restructured into a legal form other than a limited liability company, the Parties agree to carry out such re-registration and restructuring and to ensure that, to the maximum extent possible, such re-registered or restructured entity is able to carry out the same activities and is governed by the same terms and conditions as provided in this Agreement and the Charter.

ARTICLE 10   TERM OF THIS AGREEMENT

10.1     This Agreement shall come into force on the Effective Date.

10.2 This Agreement shall remain valid and binding for an unlimited period, but shall be deemed to have expired upon termination of this Agreement as provided in Article 11 of this Agreement. The Parties may agree at any time to shorten the term of this Agreement pursuant to written amendment as specified in Article 9.1 above.

ARTICLE 11   TERMINATION OF THIS AGREEMENT

11.1 This Agreement shall be terminated upon the expiration of the term of this Agreement, upon the earlier written mutual agreement of all of the Parties to terminate this Agreement or upon the liquidation of the LLC as provided in the Charter.

11.2 Termination of this Agreement shall result in the liquidation of the LLC pursuant to the provisions of the Charter.


ARTICLE 12   PROTECTION OF "KNOW-HOW" AND OTHER PROPRIETARY RIGHTS

12.1 For the purposes of this Article, "know-how" shall mean all written or oral information having technical or commercial value and provided by any of the Parties to the LLC pursuant to this Agreement and any other agreements which are entered into by the Parties and the LLC during the term of this Agreement.

12.2 The LLC may not transfer any know-how to third parties without the prior written consent of the Party supplying such know-how.

12.3 The Parties shall not use or disclose to third parties any know-how without the prior written consent of the Party supplying such know-how.


12.4 The rights of the LLC to intellectual property shall be protected by applicable Ukrainian legislation, including exclusive ownership right to patents, trademarks, service marks and licenses.

12.5 Issues relating to the transfer of rights to intellectual property shall be addressed by the Parties and the LLC through the conclusion of special agreements governing the issue.

12.6 Article 12 of this Agreement shall survive the termination of this Agreement.


ARTICLE 13   DISPUTE RESOLUTION

13.1 Notwithstanding any other provision hereof (except for Article 13.2 herein), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity hereof, shall be finally settled by arbitration in accordance with (a) the Arbitration Agreement, dated September 30, 1996 (the "Arbitration Agreement"), among Innova Film GmbH, International Teleservices Limited, Prioritet, Ltd., the Intermedia, CME Media Enterprises, B.V., Studio 1+1, International Advertising Services Limited, Boris Fuchsmann, Alexander Rodnianskii, Vadim Rabinovich and Irina Shevchenko, until such date as the Arbitration Agreement may be terminated or (b) any arbitration provisions contained in any agreement entered into after September 30, 1996 to which each party hereto is a party that by its terms explicitly supersedes the Arbitration Agreement.

13.2 If any applicable law requires that the seat of the arbitration referred to above in Article 13.1 be Ukraine or any other jurisdiction, the seat of arbitration shall be such jurisdiction.

13.3 The provisions of this Article 13 shall survive the expiration or termination of this Agreement.


ARTICLE 14   MISCELLANEOUS PROVISIONS

14.1 The Charter and any appendices to this Agreement shall constitute integral parts of this Agreement.

14.2 The headings in this Agreement are for convenience only and shall not govern the interpretation of any provisions of this Agreement.

14.3     Each Party hereby represents and warrants that:

         14.3.1 with respect to Intermedia, it is a duly organized and validly existing legal entity under the laws of Ukraine;


         14.3.2 he or she has taken all legal steps required under applicable law to enter into this Agreement;

         14.3.3 he or she has the full right, power and authority to sign this Agreement and to perform its terms, and that this Agreement is a valid and binding Agreement enforceable against it in accordance with its terms;

         14.3.4 with respect to Intermedia, the persons signing this Agreement on its behalf are duly authorized and empowered to do so;

         14.3.5 he or she has the full right and power to contribute to the Charter Fund as provided in this Agreement; and

         14.3.6 he or she has not entered into, or is not aware of, any similar agreement or arrangement which would materially interfere in the operation or financial viability of the LLC.

         A breach of any of the representations and warranties in this Article
         14.3 shall be considered a material breach of this Agreement.

14.4 If any provision of this Agreement is or becomes invalid, ineffective, unenforceable or illegal for any reason, this fact shall not affect the validity or enforceability of any or all of the remaining provisions hereof. In such case, the Parties shall forthwith enter into good-faith negotiations to amend such provision in such a way that, as amended, they are valid and legal and to the maximum extent possible, and so that they carry out the original intent of the Parties as reflected herein with respect to the matter in question.

14.5 Any notice required or permitted by this Agreement shall be in writing. Such notices shall be deemed to have been given (i) when delivered personally, (ii) twenty-four hours after being transmitted by telecopy (facsimile), or (iii) seven days after being sent by air courier. Notices sent to the Parties shall be to the addresses or numbers specified in Article 15 hereof. Any Party may change its address and numbers stipulated for giving notice in accordance with the terms of this Article 14.5 hereof.

14.6 The failure of any Party to exercise any right or power given to it under this Agreement, or to insist upon strict compliance with the terms of this Agreement by any other Party, shall not constitute a waiver of the terms and conditions of this Agreement with respect to any subsequent breach thereof, nor a waiver by each of the Parties of its rights at any time thereafter to require strict compliance with all the terms of this Agreement.

14.7 This Agreement shall be governed and construed in accordance with the laws of Ukraine.


14.8 The Parties shall not be liable for any failure to perform their obligations under this Agreement to the extent that such failure will be due to circumstances of force majeure. The deadlines for performance under this Agreement shall be adjusted for a time period equal to the duration of such circumstances excusing performance.

14.9 This Agreement is drawn up and certified in seven copies in the Ukrainian language, one of which shall be kept in the files of a notary and the remaining copies be delivered to the Parties.

ARTICLE 15   LEGAL ADDRESSES OF THE PARTIES

15.1     The Legal addresses of the Parties are as follows:

         AR:          Kyiv, Institutska Street, Building 22/7, Appartment 77.

         Intermedia:  Kyiv, Dehtyarivska Street, Building 3.


Signed on the Effective Date by the following Parties:

                                    [signed]

                                    /s/ Alexander Rodnianskii
                                    -------------------------
                                    Alexander Rodnianskii

                                    Enterprise "INTER - MEDIA"
                                    as represented by the
                                    Director, Chekanov S.V.

                                    [signed]

                                    -------------------------
                                    By:
                                    Position:

                                    [seal]
                                                                             Ky-

[January 23, 1997,
this agreement has been certified by me, Oleksyuk Y.E., a private notary of the Kyiv city notary district. The agreement has been signed by the parties in my presence. The identity of the citizens who have signed the agreement has been verified, their capacity, and the legal capacity of the Enterprise "Inter - Media", and the powers of its representative have been examined. The inserted
Article 14.9 and the addresses should be read, the word "General" which is struck out should not be read. Registered in the register under No. 156 Payments have been collected according to an arrangement, including state duty in the amount of 0.85 UAH.
PRIVATE NOTARY]
[signed]

[seal]

[seal]

[This document contains in total 11 (eleven) sewn, numbered and sealed pages.
Private notary]   [signed]

         ,    ,   _ 880071,               . ..   7  1991

                                       12